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                                                                      Exhibit 11
                   SCIENTIFIC-ATLANTA, INC., AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   EXHIBIT 11
                                  (UNAUDITED)



                                                               Three Months Ended                  Nine Months Ended
                                                          ------------------------------      ----------------------------
                                                            March 31,       April 1,            March 31,     April 1,
                                                             1995(1)          1994               1995(1)        1994
                                                          -------------   -------------       ------------  --------------
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                                    76,403          75,172            76,001          74,856
    Add - Additional shares of common stock assumed
    issued upon exercise of options using the "treasury
    stock" method as it applies to the computation of
    primary earnings per share                                    --            1,948                --           2,280
                                                              -------        --------           -------        --------

NUMBER OF COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING                                76,403          77,120            76,001          77,136
    Add - Additional shares of common stock assumed
    issued upon exercise of options using the "treasury
    stock" method as it applies to the computation of
    fully diluted earnings per share                               --              23                --              22
                                                              -------        --------           -------        --------

NUMBER OF SHARES OUTSTANDING
  ASSUMING FULL DILUTION                                       76,403          77,143            76,001          77,158
                                                              =======        ========           =======        ========

NET EARNINGS FOR PRIMARY
  AND FULLY DILUTED COMPUTATION                              $ 15,671       $  11,907         $  42,793     $    14,476
                                                              =======        ========           =======        ========

EARNINGS PER COMMON SHARE
  AND COMMON EQUIVALENT SHARE
    PRIMARY                                                  $   0.21      $     0.16         $    0.56     $      0.19
                                                              =======        ========           =======        ========
    FULLY DILUTED                                            $   0.21      $     0.15         $    0.56     $      0.19
                                                              =======        ========           =======        ========


- -----------------------------
(1) In the three and nine months ended March 31, 1995, the dilutive effect of equivalent shares derived from dilutive stock options was less than 3 percent and, therefore, the equivalent shares have not been included in the computation of earnings per share.





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